Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan  (651) 293-2809

ECOLAB REPORTS DOUBLE-DIGIT FIRST QUARTER EPS INCREASE TO $0.30

Diluted EPS increases 11% over $0.27 earned in year-ago period

RAISES 2006 EPS FORECAST TO $1.40-$1.43

2006 FIRST QUARTER HIGHLIGHTS:

•                                          Record net income, +12%

•                                          Record sales, +8% at fixed management rates; unfavorable currency impact yields 5% gain to $1.1 billion

•                                          Continued strong U.S., Latin America and Asia Pacific businesses lead sales growth

•                                          Increased full year 2006 earnings forecast range to $1.40-$1.43 from prior range of $1.38-$1.42 per share

	First Quarter Ended March 31
(Millions, except per share)	2006	2005	% Increase
	(unaudited)
Net Sales	$1,120.1	$1,069.9	5%
Operating Income	131.5	118.0	11%
Pretax Income	121.1	106.8	13%
Taxes	43.2	37.4	16%
Net Income	$77.9	$69.4	12%

Diluted Net Income Per Common Share	$0.30	$0.27	11%
Diluted Average Shares Outstanding	258.1	260.6	-1%

Note: Results for both 2005 and 2006 reflect Ecolab’s adoption of SFAS 123 (R), which requires the expensing of stock options, and Ecolab’s restatement of prior period results as part of its transition to this new accounting standard.

-more-

ST. PAUL, Minn., April 21, 2006:  Continued strong sales trends in its U.S., Latin American and Asia Pacific businesses led Ecolab’s first quarter results to record levels for the period ended March 31, 2006.

Ecolab’s consolidated sales increased 5% to a record $1.1 billion in the first quarter. Foreign currency translation had an unfavorable impact on sales; when measured in fixed currency rates, sales rose 8%. Net income increased 12% to a record $78 million, or $0.30 per diluted share. Currency translation had an unfavorable impact on net income of approximately $1 million.

All financial results presented in this release include the impact of expensing stock options. Ecolab adopted SFAS 123(R), the new accounting standard for expensing stock options, in the fourth quarter of 2005. As part of the transition to the new standard, Ecolab restated its earnings per share in line with the pro forma amounts historically disclosed in the notes to Ecolab’s financial statements. These restated results were included in Ecolab’s 2005 annual report and are available at Ecolab’s website at www.ecolab.com/investor.

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s President and Chief Executive Officer said, “Growth continued to be strong in our U.S., Latin America and Asia Pacific businesses. Customer account gains, new products and increased solutions for our customers drove the growth. These strong fundamentals, along with improved pricing and cost savings, more than offset higher raw material costs and fueled the margin improvement and strong earnings. We are pleased by the solid start to the year.

“Our prospects for 2006 remain attractive, and we raised our forecast for full year diluted earnings per share to $1.40 to $1.43. Our end markets are in good shape and our capacity to drive business within them is stronger than ever; in addition, changes in the competitive landscape offer opportunities for us to further serve our industry. We continue to be aggressive in the marketplace, and remain focused on delivering the strongest product and service solutions available to our existing and new customers. We believe 2006 will once again show why Ecolab remains the industry leader and a superior growth company.”

First quarter sales for Ecolab’s United States Cleaning & Sanitizing operations rose 10% over the first quarter of 2005 to $513 million, led by Institutional, Kay and Food & Beverage. Ecolab’s United States Cleaning & Sanitizing operating income increased 11% to $80 million, as the benefits of the higher sales to existing and new accounts, cost efficiencies and increased pricing offset higher delivered product costs.

United States Other Services sales increased 9% to $93 million in the first quarter reflecting double-digit gains by Pest Elimination and modest growth by GCS. Operating income in the first quarter of 2006 increased 6% to $8 million as continued strong growth at Pest Elimination and improvement at GCS were offset by GCS systems investments and the annualization against a favorable Pest Elimination legal settlement last year.

Sales of Ecolab’s International operations, when measured at fixed currency rates, rose 5% to $510 million in the first quarter. Latin America sales again enjoyed double-digit sales gains, and Asia Pacific and Canada reported good sales growth; Europe recorded a moderate sales gain. Fixed currency operating income rose 18% to $43 million as sales growth, pricing initiatives and cost efficiencies more than offset higher delivered product costs. At public currency rates, International sales decreased 1% and operating income grew 13%.

The tax rate for the first quarter was 35.7% in 2006 and 35.0% in 2005. Last year’s first quarter tax rate included the benefits of one-time items. Excluding those one-time items, the tax rate was 36.1% in the first quarter 2005.

Ecolab reacquired 2.0 million shares of its common stock during the first quarter.

Business Outlook

Certain information presented in this news release, including the following statements, are forward-looking and based on current expectations. Actual results may differ materially. These statements do not include the potential impact of business acquisitions, divestitures, higher than anticipated raw material price increases or other material corporate events, which may be completed after the date of this release. This Business Outlook section should be read in conjunction with the information on “Forward-Looking Statements” at the end of this release.

Ecolab expects sales for both domestic and international operations (in fixed currencies) to increase in the second quarter 2006 over the second quarter 2005. Gross margins are expected to approximate 51%, and selling, general and administrative expenses are expected to be in the range of 38%-39%. Interest expense is expected to be approximately $10 million. The effective tax rate should be approximately 36%. Overall, currency translation is expected to reduce second quarter earnings. Diluted earnings per share are expected to be in the $0.34-$0.36 range in the second quarter of 2006. Diluted net income per share was $0.31 for the second quarter of 2005. For the full year ending December 31, 2006, Ecolab raised its forecast range for diluted earnings per share to $1.40 to $1.43 from the prior $1.38-$1.42 range. In 2005, Ecolab reported diluted net income per share of $1.23.

With 2005 sales of $4.5 billion, Ecolab is the leading global developer and marketer of premium cleaning, sanitizing, pest elimination, maintenance and repair products for the hospitality, foodservice, healthcare and industrial markets.

Ecolab shares are traded on the New York Stock Exchange under the symbol ECL. Ecolab news releases and other investor information are available on the Internet at http://www.ecolab.com.

Ecolab will host a live webcast to review the first quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast will be available to the public on Ecolab’s website at http://www.ecolab.com/investor. A replay of the webcast will be available at that site through May 5, 2006.

Listening to the webcast requires Internet access, a soundcard and the Windows Media Player or other compatible streaming media player. If you do not have the Media Player client installed on your PC, you may download a free version of Media Player at http://www.microsoft.com/windows/windowsmedia/download/default.asp.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements concerning our 2006 second quarter and full year financial and business prospects, including estimated sales, gross margins, selling, general and administrative expenses, effective tax rates, currency translation and earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.

Risks and uncertainties that may affect operating results and business performance include:

•            the vitality of the foodservice, hospitality, travel, health care and food processing industries;

•            restraints on pricing flexibility due to competitive factors, customer or vendor consolidations, and existing contractual obligations;

•            changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials or substitutes therefor;

•            the occurrence of capacity constraints or the loss of a key supplier or the inability to obtain or renew supply agreements on favorable terms;

•            the effect of future acquisitions or divestitures or other corporate transactions;

•            our ability to achieve plans for past acquisitions;

•            the costs and effects of complying with: (i) laws and regulations relating to the environment and to the manufacture, storage, distribution, efficacy and labeling of our products, and (ii) changes in tax, fiscal, governmental and other regulatory policies;

•            economic factors such as the worldwide economy, interest rates and currency movements including, in particular, our exposure to foreign currency risk;

•            the occurrence of (a) litigation or claims, (b) the loss or insolvency of a major customer or distributor, (c) war (including acts of terrorism or hostilities which impact our markets), (d) natural or manmade disasters, or (e) severe weather conditions or public health epidemics affecting the foodservice, hospitality and travel industries;

•            loss of, or changes in, executive management;

•            our ability to continue product introductions or reformulations and technological innovations; and

•            other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

In addition, we note that our stock price can be affected by fluctuations in quarterly earnings. There can be no assurances that our earnings levels will meet investors’ expectations. We undertake no duty to update our Forward-Looking Statements.

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IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

FIRST QUARTER ENDED MARCH 31, 2006

(unaudited)

	First Quarter
(thousands, except per share)	2006	2005

Net Sales	$1,120,075	$1,069,880

Cost of Sales	552,491	526,975
Selling, General and Administrative Expenses	436,127	424,918

Operating Income	131,457	117,987

Interest Expense, Net	10,328	11,190

Income before Income Taxes	121,129	106,797

Provision for Income Taxes	43,243	37,371

Net Income	$77,886	$69,426

Diluted Net Income per Common Share	$0.30	$0.27

Weighted-Average Common
Shares Outstanding
Basic	253,540	256,272
Diluted	258,055	260,626

2005 amounts have been restated for the adoption of SFAS No. 123(R),

“Share-Based Payment”

IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

OPERATING SEGMENT INFORMATION

FIRST QUARTER ENDED MARCH 31, 2006

(unaudited)

	First Quarter
(thousands)	2006	2005

Net Sales
United States
Cleaning & Sanitizing	$513,447	$467,179
Other Services	93,233	85,810
Total	606,680	552,989
International	510,088	483,997
Effect of Foreign
Currency Translation	3,307	32,894
Consolidated	$1,120,075	$1,069,880

Operating Income
United States
Cleaning & Sanitizing	$79,525	$71,605
Other Services	8,009	7,534
Total	87,534	79,139
International	43,238	36,503
Effect of Foreign
Currency Translation	685	2,345
Consolidated	$131,457	$117,987

2005 amounts have been restated for the adoption of SFAS No. 123(R),

“Share-Based Payment”

IMMEDIATE RELEASE

M.J. Monahan

(651) 293-2809

ECOLAB INC.

CONSOLIDATED BALANCESHEET

MARCH 31, 2006

(thousands)	March 31 2006	December 31 2005	March 31 2005
	(unaudited)		(unaudited)

Assets
Current assets
Cash and cash equivalents	$62,934	$104,378	$83,447
Short-term investments		125,063
Accounts receivable, net	769,695	743,520	767,857
Inventories	341,556	325,574	345,921
Deferred income taxes	65,074	65,880	75,821
Other current assets	70,156	57,251	73,962
Total current assets	1,309,415	1,421,666	1,347,008

Property, plant and equipment, net	841,977	835,503	838,759

Goodwill, net	944,802	937,019	1,001,794

Other intangible assets, net	198,743	202,936	230,700

Other assets, net	453,378	399,504	380,073

Total assets	$3,748,315	$3,796,628	$3,798,334

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$191,621	$226,927	$276,282
Accounts payable	266,644	277,635	257,933
Compensation and benefits	176,333	214,131	182,014
Income taxes	46,168	39,583	36,349
Other current liabilities	346,447	361,081	362,324
Total current liabilities	1,027,213	1,119,357	1,114,902

Long-term debt	522,382	519,374	566,636

Postretirement health care and pension benefits	309,729	302,048	296,645

Other liabilities	200,631	206,639	252,453

Shareholders’ equity	1,688,360	1,649,210	1,567,698

Total liabilities and shareholders’ equity	$3,748,315	$3,796,628	$3,798,334

March 31, 2005 amounts have been restated for the adoption of SFAS No. 123(R),

“Share-Based Payment”